TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT, is made and entered into as of this 9th day of June, 2000, by and between PINNACLE FOODS, INC., a Pennsylvania corporation (the "Company"), and H. SAMUEL LUNDY ("Executive").

                                    RECITALS

         WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of the 1st day of July, 1999 (the "Employment Agreement"), pursuant to which Executive agreed to serve as President of the Company and, if requested by the Company, as a director of the Company without additional compensation; and

         WHEREAS, the Company has informed Executive that it wishes to terminate the Employment Agreement and Executive's service as President, as an employee of the Company and as a member of the Company's Board of Directors (the "Termination");

         WHEREAS, in connection with the Termination, the Company has found buyers (the "Buyers") for the 2,000,000 shares (the "Shares") of common stock of the Company, $0.01 par value per share (the "Common Stock"), that Executive currently holds of record or beneficially;

         WHEREAS, Executive has loaned an aggregate amount of $270,000 to the Company (the "Executive Loans") as a result of which he is the holder of a Promissory Note in the amount of $250,000, dated August 1, 1999, and a Promissory Note in the amount of $20,000, dated January 27, 2000, each payable by the Company (collectively, the "Notes"), and the Executive and his wife have personally guaranteed loans (the "Guarantee") made to the Company by Jefferson Bank (the "Bank") and collateralized the Guarantee with their primary residence (the "Collateral"), such loans currently being in the aggregate approximate amount of $400,000 (the "Jefferson Loans");

         WHEREAS, the Company's Vice President, Michael Queen and his wife (the "Queens") have also personally guaranteed the Jefferson Loans and collateralized such guarantee with their primary residence;

         WHEREAS, in connection with the Termination and contemplated sale of his Shares, Executive has agreed to contribute the Executive Loans as an additional capital contribution to the Company and to enter into this Termination Agreement; and

         WHEREAS, the Company and Executive wish to hereby confirm their mutual understanding of the terms and conditions of the Termination as set forth more fully herein.

          NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

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


         1. Termination of Employment. On the date of execution of this Termination Agreement (the "Effective Date"), Executive shall execute and deliver to the Company a resignation as a director of the Company and a resignation as an officer and employee of the Company, which shall be effective immediately. The resignation shall be substantially in the form of Annex A attached hereto. In accordance with the terms and subject to the conditions of this Termination Agreement, the Employment Agreement shall terminate on the Effective Date. On or before the date hereof, the Company is delivering the sum of $7,980.70, representing unpaid salary less appropriate tax withholding and reimbursement for certain expenses claimed by Executive, to be held in escrow pursuant to paragraph 16(b) and the Escrow Agreement of even date herewith attached hereto as Annex B

         2. No Compensation and Benefits. Executive acknowledges that, except as provided in paragraph 1 above, as of the Effective Date, he is not entitled to any unpaid salary, bonuses or commissions or to the receipt of any other benefit as an employee or former employee of the Company, except the right to purchase health insurance coverage under COBRA in accordance with applicable law and at such rates as shall be established by the Company within the limits of applicable law.

         3. Waiver of Expense Reimbursement. Except as provided in paragraph 1 above, Executive hereby waives all claims for reimbursement by the Company of expenses he incurred in connection with his service as a director or employee of the Company, if any.

         4. Contribution of Executive Loans. Executive hereby contributes the Executive Loans as an additional capital contribution to the Company. Concurrently with the execution of this Termination Agreement, Executive is delivering the Notes, to be held in escrow pursuant to paragraph 16(b) and the Escrow Agreement.

         5. Sale of Shares. Simultaneously with the execution of this Termination Agreement, Executive is selling all of the Shares, to be held in escrow pursuant to paragraph 16(b) and the Escrow Agreement, in exchange for an aggregate payment from the Buyers (the "Payment") of Six Hundred Thousand Dollars ($600,000) ($0.30 per Share), to be held in escrow pursuant to paragraph 16(b) and the Escrow Agreement, as the sole consideration to Executive. The Company and Executive each agree and acknowledge that closing under the Stock Purchase Agreement of even date herewith attached hereto as Annex C is a condition to closing under this Termination Agreement.

         6. Representations and Warranties of the Executive. Executive hereby represents, warrants, and acknowledges to the Company as follows:





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          (a)  Executive recognizes that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state and, therefore, cannot be sold or otherwise transferred unless they are registered under the Act and applicable state securities laws or unless an exemption from registration is available. Executive has no right to require such registration.

          (b) Executive is a founder of the Company and has served as the President, Secretary and as a Director of the Company from the time of its formation until the date hereof.

          (c) Up to and including May 14, 2000, Executive had regular opportunities to inspect the books and records of the Company and was provided access to all information about the Company requested by him.

          (d) Up to and including May 14, 2000, Executive had regular access to sufficient information about the Company and its business, customers and prospects.

          (e) From May 14, 2000 up to and including the Effective Date, Executive was given and acted upon the opportunity to ask questions of and to receive answers from Company representatives relating to the Company and its future business plans and the potential economic benefit to shareholders of the Company resulting from projected changes in the business, financial condition and results of operations of the Company, and to obtain any additional information necessary to verify the accuracy of the information made available to him.

          (f) Executive is aware that shares of the Company's Common Stock were sold by the Company earlier in the calendar year 2000 for a purchase price of One Dollar ($1.00) per share.

          (g) Executive is aware that the Company is in preliminary negotiations with two potential lenders, Madison Bank and CIT Financial, respectively, to obtain financing for the Company in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); however, Executive is also aware that there is no assurance that any such negotiations will prove successful.

          (h) Executive is aware that the Company has opened a dialogue with Holbrook Enterprises, Inc. ("Holbrook") about the possibility of the Company's acquisition of or merger or consolidation with Holbrook and has seen a draft letter of intent regarding such transaction; however, Executive is also aware that there is no assurance that any such dialogue will lead to a successful transaction.



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          (i)  There is no material fact concerning the current operations of the Company known to Executive which is not also known to some other officer or director of the Company.

          (j) Without intending any limitation on the generality of any prior representation, Executive is aware that the Company is in negotiations with its largest customer, Pathmark Stores, to expand the scope of the Company's business with Pathmark Stores; that the Company is in negotiations with the Wakefern Co-operative (Shop Rite Stores) to commence doing business with it; and that the Company has met with Walmart Stores regarding the possibility of doing business with its supermarkets.

          (k) Executive has received and reviewed the Company's financial statements at December 31, 1999 and for the period from inception until such date as audited by Larson, Allen, Weishair & Co., LLP and the internally prepared, unaudited financial statements of the Company at May 31, 2000 and for the five months then ended, which Executive acknowledges are subject to year-end adjustments and audit adjustments.

          (l) Executive acknowledges that his knowledge and information about the Company is sufficient to permit him to make an informed decision about whether and on what terms to sell his Shares and that he has all information he considers necessary or appropriate for deciding whether to do so.

         7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Executive as follows:


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          (a)  Buyers are not paying or making additional consideration to the
               Company in connection with the Termination which has not been heretofore disclosed to the Executive.

          (b) Except as described in Paragraph 6(h) above, the Company is not engaged in any dialogue or negotiation with any party relating to any proposed acquisition of the Company, merger of the Company, consolidation of the Company, or sale of all or substantially all of the assets of the Company.

          (c) Ellis Shore, a substantial shareholder of the Company, and Michael Queen and Brent Moran, Directors of the Company, have read and approved this Termination Agreement and the terms set forth herein.

          (d) Neither the Company nor any officer or Director of the Company has charged, and will not after the date hereof charge, any purchases to Executive's credit card.

         8. Termination of Guarantee. The Company will use its very best efforts promptly to cause the Bank to terminate the Guarantee and release the Collateral by July 31, 2000. "Very best efforts" for the purposes of this paragraph shall include, but not be limited to: (i) officers and designees of the Company conducting face-to-face meetings with appropriate loan officers of the Bank, explaining that Executive is no longer an employee, officer or director of the Company, and requesting that the Guarantee be terminated and the Collateral released, and complying with the reasonable requests of the Bank to effectuate the termination and release; (ii) offering to collateralize the Jefferson Loans with available replacement collateral of the Company; and (iii) making and diligently pursuing applications to at least two (2) financial institutions to obtain replacement financing for the Jefferson Loans, which replacement financing is to be guaranteed and collateralized, if requested by a financial institution, by Michael Queen and his wife (the "Queens") with collateral not less than that given by the Queens to the Bank. If the Company fails to terminate the Guarantee on or before July 31, 2000, then Executive shall make the election specified in the Escrow Agreement on July 31, 2000. In the event that Executive elects to proceed under this Termination Agreement pursuant to the terms of paragraph 5(c)(ii) of the Escrow Agreement and if the Company fails to cause the Bank to terminate the Guarantee and release the Collateral on or before October 31, 2000, then the Company shall promptly pay Executive on or before November 5, 2000 the sum of Two Hundred Seventy Thousand Dollars ($270,000) and continue to use its very best efforts after October 31, 2000 to terminate the Guarantee and release the Collateral.

         9. Jefferson Loans. The Company will keep all of its payments and other obligations under the Jefferson Loans current, will not increase any of the obligations under the Jefferson Loans until the Guarantee is terminated and the Collateral released, and the Queens will not have their guarantee for the Jefferson Loans terminated and their collateral released until the Guarantee is terminated and the Collateral released.




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

         10. Removal of Personal Property by Executive. The Company shall, within two (2) business days after the expiration of the right to rescind this Termination Agreement pursuant to paragraph 16(b) hereof, permit Executive to enter the Company's offices after normal business hours to remove his personal property, consisting of the items listed or described on Annex D attached hereto.

         11. Company Property. Except for the following information or knowledge in the possession of Executive before the formation of the Company and information which is known generally in the industry, all advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, budgets, business plans, strategic plans, financing applications, reports, memoranda, correspondence, financial statements, and any other materials or data of any kind furnished to Executive by Company or developed by Executive strictly on behalf of Company or at Company's direction or strictly for Company's use or in connection with Executive's employment, are and shall remain the sole and confidential property of Company. Executive shall promptly deliver all copies of the same in Executive's possession (whether in written, printed, electronic or other form) to the Company.

         12. Noncompetition, Trade Secrets, Etc.

            (a) Except as provided in the final sentence of this subparagraph
(a), for a period of one year after the Effective Date, Executive shall not directly or indirectly induce or attempt to influence any employee of Company to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the States of Pennsylvania, Delaware, Maryland, Virginia, New Jersey, New York, Connecticut or Massachusetts, which is in the business of case-ready meat processing. However, nothing contained in this Paragraph 12 shall prevent Employee from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or on the NASDAQ National Market. The non-competition period set forth in the first sentence of this subparagraph (a) shall terminate on October 31, 2000 if the Company has not terminated the Guarantee and release the Collateral on or before such date.

            (b) At all times after the Effective Date, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Paragraph 11 above or any information not in the possession of Executive prior to the formation of the Company or not known generally in the industry regarding the proprietary business methods, policies, procedures, techniques, research or development projects or results, trade secrets, or other proprietary knowledge or processes of the Company or developed strictly by the Company for the Company or any names and addresses of customers or clients exclusive to the Company, any proprietary data on or relating to past, present or prospective customers or clients, or any other confidential proprietary information relating to or dealing with the business operations or activities of Company, made known to Executive which was learned or acquired by Executive solely while in the employ of Company.



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

            (c) Any and all reports, plans, budgets, writings, inventions, improvements, processes, procedures and/or techniques which Executive has made, conceived, discovered or developed, either solely or jointly with any other person or persons, solely during the term of his employment with the Company and whether at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now carried on by the Company, shall be the sole and exclusive property of Company.

            (d) Executive acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b) and (c), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to the Company, and Executive therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

            (e) If the period of time or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in such subparagraph (a), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the reasonable satisfaction of Company.

         13. Disparaging Remarks; Confidentiality.

            (a) Executive will refrain forever from making disparaging or deprecating comments concerning the Company, or its officers, directors or employees, including any comments relating to Executive's separation from the Company. Executive covenants and agrees to refrain from taking any action to harm the Company, its customers, or the relationship of the Company with any of its customers.

            (b) The officers, directors and employees of the Company will refrain forever from making disparaging or deprecating comments concerning Executive, including any comments relating to Executive's separation from the Company.

            (c) Executive and the Company each agree to keep this Termination Agreement, and its terms, confidential, and not to disclose this Termination Agreement, or any of its terms, to any third parties other than lawyers, accountants, tax advisors, lenders or potential lenders, the Buyers, and Federal and state governments or regulatory agencies thereof, including, without limitation, the United States Securities and Exchange Commission. Either party shall also be permitted to disclose this Termination Agreement and any of its terms to the extent required by court order or subpoena.



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

         14. Cooperation in Litigation.

            (a) Executive acknowledges that he possesses information vital to the Company's defense in the matter of Bruno DiPaulo Individually t/a Metro Floors & Deck Covering Co. v. Pinnacle Foods, Inc., Case Number 002884, in the Court of Common Pleas, Philadelphia County, Pennsylvania (the "DiPaulo Case"). Executive agrees to cooperate fully in the Company's defense in the foregoing matter until such time as the matter, including any appeals arising therefrom, is concluded. Such cooperation shall include but not be limited to, meeting with Company counsel from time to time regarding the litigation, assisting in the answering of interrogatories and appearing at depositions, trials, hearings, and arbitrations. Executive shall execute on the Effective Date an Affidavit in the form of Annex E attached hereto.

            (b) The Company agrees to defend Executive, indemnify and hold him harmless against all judgments, costs and expenses, including reasonable attorneys' fees, should he be named as a party in the DiPaulo Case or need to consult with independent counsel.

         15. Consummation of Transaction between Company and John Camp. Executive acknowledges that he has recently been engaged in negotiations on behalf of the Company with John Camp ("Camp") relating to a proposed sale by Camp to the Company of meat processing equipment including, but not limited to, grinding equipment, conveyor systems, patty machines, tenderizers, injectors and cutting equipment, valued in the aggregate at approximately $300,000 (the "Camp Transaction"). Executive agrees to take no action to prevent or hinder the consummation of the Camp Transaction.

         16. General Release by Executive and Statutory Notice.

            (a) Except as provided in subparagraph (c) and except for the agreements, covenants, understandings and representations contained herein, Executive, for himself, his heirs, executors and assigns, if any, jointly and severally, for and in consideration of the provisions of this Termination Agreement, does hereby waive, release and forever discharge Pinnacle Foods, Inc. and its past, present and future directors, officers, managers, agents, employees, attorneys, representatives, parent corporations, subsidiaries, predecessors, successors and assigns, if any, of and from any and all claims, causes of action, damages, attorney's fees, costs and all other liability of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, including without limitation, any claims of breach of express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, violation of public policy, discrimination based on race, religion, sex, age (including any claim under the Federal Age Discrimination in Employment Act), color, handicap and/or disability, national origin or otherwise, or any other claim, based on Executive's employment with the Company or the Termination, that he now has, or may have or claim to have in the future, arising from the


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

 beginning of time up to and including the Effective Date, and does hereby covenant not to file, and not to authorize the filing of, on his behalf, by any other person or entity, any administrative claim or lawsuit to assert any such claim.

            (b) Executive, intending to be legally bound hereby, certifies and warrants that he has carefully read and fully understands the provisions of this Termination Agreement, including this Paragraph 16, that he has had 21 days from the date he received a copy of this Termination Agreement to consider entering into it (or has voluntarily executed and delivered this Termination Agreement to the Company prior to the conclusion of such 21-day period), and that he has executed this Termination Agreement voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. He also acknowledges that the Company has advised him to consult with an attorney of his own choosing with regard to entering into this Termination Agreement, and that he has had an adequate opportunity to do so and has in fact done so. Notwithstanding any provision of the Escrow Agreement to the contrary, Executive also understands that he, not the Company, may withdraw from this Termination Agreement within seven (7) days of his execution of this Termination Agreement. He further understands that this Termination Agreement shall not become effective or enforceable, at the option of the Executive only and not the Company, if the Executive withdraws from this Termination Agreement before the expiration of such seven day period.

            (c) Executive hereby retains his right to contribution from the Queens and to recover from the Company any payments made by him to the Bank arising out of the Guarantee.

         17. General Release by Company. Except for the agreements, covenants, understandings and representations contained herein, the Company, and its present and future directors, officers, managers, agents, employees, attorneys, representatives, in their respective capacities as such, and parent corporations, subsidiaries, predecessors, successors and assigns, if any, for and in consideration of the provisions of this Termination Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby waive, release and forever discharge Executive, his heirs, executors, attorneys, accountants, representatives and assigns, if any, of and from any and all claims, causes of action, damages, attorneys' fees, costs and all other liability of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, including without limitation, any claims of breach of express or implied contract, and claims of business defamation, based on any acts or omissions of the Executive, whether in his capacity as an employee, officer or director of the Company, or otherwise, that it now has, or may have or claim to have in the future, arising from the beginning of time up to and including the Effective Date, and does hereby covenant not to file, and not to authorize the filing of, on its behalf, by any other person or entity, any administrative claim or lawsuit to assert any such claim.

         18. Indemnification for Company Obligations. Company agrees to indemnify and defend Executive for claims from third parties for payment by him of obligations of the Company in existence as of the Effective Date.


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

         19. Further Assurances. Company and Executive agree to execute and deliver all such other instruments and take all such other action as either party may reasonably request from time to time, before or after the Effective Date and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Termination Agreement.

         20. Severability. The invalidity or unenforceability of any provision of this Termination Agreement will not affect the validity or enforceability of any other provision of this Termination Agreement, and this Termination Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

         21. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Termination Agreement by any other party, or of compliance with any condition or provision of this Termination Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

         22. Time of the Essence. Time is of the essence in all things pertaining to the performance of the parties under this Termination Agreement.

         23. Defaults. If the Executive brings a claim against the Company for failure to timely make a payment required under this Termination Agreement, the only defense that the Company may assert in such action is that the Company has already made the payment that is the subject of such claim by Executive. The Company waives the right to assert any other defenses or counterclaims or setoffs with respect to such claim by Executive.

         24. Controlling Law. The provisions of this Termination Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of any state.

         25. Notices. All notices, requests, demands and other communications required or permitted under this Termination Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         (a) If to Company:

                   934 N. Third Street
                   Philadelphia, PA  19123
                   Attention:  Vice President



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


                   with a copy, given in the manner prescribed above, to:

                   Steven B. King, Esquire
                   Ballard Spahr Andrews & Ingersoll, LLP
                   1735 Market Street, 51st Floor
                   Philadelphia, PA  19103-7599


         (b) If to Executive:

                   2286 Autumn Lane
                   Lafayette Hill, PA  19444

                   with a copy, given in the manner prescribed above, to:

                   L. Leonard Lundy, Esquire
                   Kaplan Stewart Meloff Reitor & Stein
                   350 Sentry Parkway Bldg.
                   Suite 640
                   Blue Bell, PA 19422

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice.

         26. Successors. This Termination Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business, and the successor shall be, in addition to the Company, treated as a party to this Termination Agreement. The successor shall, as well as the Company, be bound by this Termination Agreement. This Termination Agreement shall be binding upon and inure to the benefit of, Executive and his personal representatives and heirs.

         27. Entire Agreement. Except as otherwise noted herein, this Termination Agreement, including any Annexes attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

         28. Paragraph Headings. The paragraph and subparagraph headings in this Termination Agreement have been inserted for convenience of reference only; they form no part of this Termination Agreement and shall not affect its interpretation.



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


         29. Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context indicates is appropriate.

         30. Execution in Counterparts and by Facsimile. This Termination Agreement may be executed in counterparts, each of which shall be deemed to be an original as against either party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Termination Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both of the parties reflected hereon as signatories. A facsimile signature shall be considered an original signature and the execution pages of this Termination Agreement may be transmitted by facsimile and as such shall have the same effect as original execution pages.

         31. No Third Party Beneficiary. No entity or person, other than the Company and Executive and their successors and assigns, is or shall be entitled to bring any action to enforce any provision of this Termination Agreement. The provisions of this Termination Agreement are solely for the benefit of, and shall be enforceable by, only the Company and Executive and their respective successors and assigns as permitted hereunder.



                            [SIGNATURE PAGE FOLLOWS]













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



         IN WITNESS THEREOF, the parties hereto have executed and delivered this Termination Agreement as of the date first above written.



Attest:
                               PINNACLE FOODS, INC.

Brent Moran     /s/            By:  Michael D. Queen    /s/
Name: Brent Moran                   Name: Michael Queen
Title:   Director                   Title:   Vice President


Witness:


Rydia Williams    /s/          Samuel Lundy
Name: _________________        H. Samuel Lundy



                               Michael D. Queen    /s/
                               Michael Queen, personally, only for the
                               purpose of the  covenants  contained in
                               paragraphs 8 and 9 hereof.













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





                                     ANNEX A

                                   RESIGNATION

         Effective immediately, the undersigned, H. SAMUEL LUNDY, does hereby resign as a director of PINNACLE FOODS, INC., a Pennsylvania corporation (the "Company").

         Effective immediately, the undersigned, H. SAMUEL LUNDY, does hereby resign as an officer and employee of the Company. Without intending any limitation on the generality of the foregoing, the undersigned resigns as President of the Company effective immediately.



Date: June __, 2000
                                          ------------------------------------
                                          H. Samuel Lundy



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



                                     ANNEX B

                               [ESCROW AGREEMENT]

                                     ANNEX C



                           [STOCK PURCHASE AGREEMENT]

                                     ANNEX D



                         [EXECUTIVE'S PERSONAL PROPERTY]

                                     ANNEX E



                               [FORM OF AFFIDAVIT]